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                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-33093

                    PROSPECTUS SUPPLEMENT DATED JUNE 2, 1998
                                       to
                         Prospectus Dated August 7, 1997

                                  13,040 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK
                          ($0.001 PAR VALUE PER SHARE)

        This Prospectus Supplement supplements the Prospectus dated August 7, 1997 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 13,040 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition of Skystone Systems Corporation ("Skystone"), by and through the acquisition of the common stock and options to purchase common stock of Skystone whereby Skystone became a wholly-owned subsidiary of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

        David Edwards, a Selling Shareholder in the Prospectus has given some of his shares to Valentine Edwards, which person was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by such shareholder who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include Valentine Edwards as a Selling Shareholder and to amend the information provided in the Prospectus with respect to David Edwards to reflect the gift of 4,742 shares.



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
                                                                                    Number of
                                                                                     Shares
                                     Number of Shares         Percent of         Registered for
                                       Beneficially           Outstanding             Sale
Name of Selling Shareholder                Owned                Shares             Hereby (1)
---------------------------          ----------------         -----------        --------------
David Edwards                              8,298                   *                  8,298

Valentine Edwards                          4,742                   *                  4,742


---------------------------

* Represents beneficial ownership of less than 1%.

(1) This registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.